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                                                                                                       EXHIBIT 12.1

                                             UNITRIN, INC. AND SUBSIDIARIES
                             COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                                                  (Dollars in Millions)


                                        Six Months
                                           Ended                             Year Ended December 31,
                                      ----------------    --------------------------------------------------------------
                                       June 30, 2005        2004         2003         2002          2001         2000
                                      ----------------    ---------    ----------   ----------    ---------    ---------


Income (Loss) before Income Taxes
    and Equity in Net Income (Loss)
    of Investees                               $205.5       $335.5        $158.9      $(24.6)       $542.5       $152.2

Dividend from Investee                              -            -             -            -          1.7          2.3

Fixed Charges, Excluding
    Capitalized Interest                         34.8         66.8          61.0         52.9         56.8         57.7
                                      ----------------    ---------    ----------   ----------    ---------    ---------

Adjusted Earnings before Income
    Taxes and Fixed Charges                    $240.3       $402.3        $219.9        $28.3       $601.0       $212.2
                                      ----------------    ---------    ----------   ----------    ---------    ---------

Interest                                        $33.6        $64.4         $58.7        $51.0        $55.2        $56.2

Rental Factor                                     1.2          2.4           2.3          1.9          1.6          1.5

Capitalized Interest                                -            -             -            -            -          0.4
                                      ----------------    ---------    ----------   ----------    ---------    ---------

Total Fixed Charges                             $34.8        $66.8         $61.0        $52.9        $56.8        $58.1
                                      ----------------    ---------    ----------   ----------    ---------    ---------


Ratio of Earnings to Fixed Charges               6.9x         6.0x          3.6x         0.5x        10.6x         3.7x

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